MANAGEMENT CONTRACT

         Management Contract ("Contract") executed as of February 1, 1991, between The Baupost Fund, a Massachusetts business trust (the "Fund"), and The Baupost Group, Inc., a Massachusetts corporation (the "Manager").

         Witnesseth:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY MANAGER TO THE TRUST.

                  (a) Subject always to the control of the Trustees of the Fund and to such policies as the Trustees may determine, the Manager will, at its expense, (i) furnish continuously an investment program for the Fund and make investment decisions on behalf of the Fund and place all orders for the purchase and sale of the Fund's portfolio securities and
         (ii) furnish office space and equipment, and pay all salaries, fees and expenses of officers and Trustees of the Fund who are affiliated with the Manager. The Manager will not furnish to the Fund under this Contract the following services: determinations of the net assets, the net asset value of the Fund and the offering price per share of shares of the Fund, maintenance of the Fund's accounts, books and records as required by Section 31(a) of the Investment Company Act of 1940, as amended, and shareholder accounting. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-laws of the Fund and the Fund's stated investment objectives, policies and restrictions.

                  (b) In placing orders for the portfolio transactions of the Fund, the Manager will seek the best price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager shall consider all factors it deems relevant, including, without limitation, the overall net economic cost to the Fund (including price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, the availability of the broker to stand ready to execute possibly difficult transactions in the future and the financial strength and stability of the broker. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

                  (c) The Manager shall not be obligated under this agreement to pay any expenses of or for the Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

2.       OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any

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person  controlled  by or under common  control  with the Manager,  and that the
Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and persons controlled by or under common control with the Manager have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.       COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

         The Fund will pay to the Manager as compensation for the Manager's services rendered and for the facilities furnished and the expenses borne by the Manager pursuant to Section 1, a fee, computed and paid quarterly at the annual rate of 1.00% of the Fund's average net asset value. Such average net asset value of the Fund shall be determined by taking an average of all of the determinations of such net asset value during such quarter at the close of business on the last business day of each month during such quarter while this Contract is in effect. Such fee shall be payable for each quarter within five
(5) business days after the end of such quarter.

         In the event that expenses of the Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer and sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of such excess by reduction or refund thereof. In addition, the Manager will reduce its management fee by up to .75% to the extent that the Fund's total annual expenses (including all fees payable by the Fund to the Manager pursuant to this Contract or any other agreement, but excluding brokerage commissions, transfer taxes, interest, and expenses relating to preserving the value of the Fund's investments) would otherwise exceed 1.50% of the Fund's average net assets.

         If the Manager shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

4.       ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

         This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager.

5.       EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

         This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

                  (a) Either party hereto may at any time terminate this Contract by not more than sixty days' but no less than 30 days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

                  (b) If (i) the Trustees of the Fund by majority vote or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the

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         effective  date of the  last  such  continuance,  whichever  is  later;
         provided, however, that if the continuance of this Contract is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Contract as provided herein, the Manager may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (collectively, the "1940 Act").

         Action by the Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

         Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.

6.       CERTAIN DEFINITIONS.

         For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Contract, the terms "affiliated person", "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; and the phrase "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act.

7.       NONLIABILITY OF MANAGER.

         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund, or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8.       THE NAME "BAUPOST".

         The Manager owns the right to use the name "Baupost" in connection with investment-related series or products, and such name may be used by the Fund only with the consent of the Manager. The Manager consents to the use by the Fund of the name "The Baupost Fund" or to the use by the Fund of any other name embodying the name "Baupost", in such forms as the Manager shall in writing approve, but only on condition and so long as (i) this Contract shall remain in full force and (ii) the Fund shall fully perform, fulfill and comply with all provisions of this Contract expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Fund at any time or in any place or for any purposes or under any condition except as in this section provided. The foregoing authorization by the Manager to the Fund to use the said name "Baupost" as part of a business or name is not exclusive of the right of the Manager itself to use, or to authorize others to use, the same; the Fund acknowledges and agrees that as between the Manager and the Fund, the Manager has the exclusive right so to use, or to authorize others to use, said name and the Fund agrees to take such action as may reasonably be requested by the Manager to give full effect to the provisions of this section (including, without limitation, consenting to such use of said name). Without limiting the generality of the foregoing, the Fund agrees that, upon any termination of this Contract by either party or upon the violation of any of its provisions by the Fund, the Fund will, at the request of the Manager made within six months after the Manager has knowledge of such termination or violation, use its best efforts to change the name of the Fund so as to eliminate all reference,

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if any, to the name "Baupost" and will not thereafter transact any business in a name containing the name "Baupost" in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such name, or otherwise use the name "Baupost" or any other reference to the Manager. Such covenants on the part of the Fund shall be binding upon it, its Trustees, officers, stockholders, creditors and all other persons claiming under or through it.

9.       LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

         A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, The Baupost Fund and The Baupost Group, Inc. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

                                                     THE BAUPOST FUND


                                                     By   /s/ Seth A. Klarman
                                                     ------------------------
                                                     Title:  President

                                                     THE BAUPOST GROUP, INC.


                                                     By   /s/ Jo-An B. Bosworth
                                                     --------------------------
                                                     Title: Vice President

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